Contact: Manchester Technologies
         -----------------------
         Elan Yaish
         Chief Financial Officer
         (631) 951-7060


           MANCHESTER TECHNOLOGIES, INC. SHAREHOLDERS VOTE TO APPROVE
                    SALE OF COMPANY TO CAXTON-ISEMAN CAPITAL

HAUPPAUGE, NY, July 29, 2005 - Manchester Technologies, Inc. (Nasdaq: MANC) (the "Company") announced that the Agreement and Plan of Merger among Electrograph Holdings, Inc., CICE Acquisition Corp., and the Company, dated as of April 17, 2005, was adopted by the Company's shareholders at a special meeting held on July 29, 2005. Pursuant to the Agreement and Plan of Merger, CICE Acquisition Corp. will merge with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of Electrograph Holdings. Both Electrograph Holdings and CICE Acquisition Corp. are corporations formed at the direction of Caxton-Iseman Capital, Inc. The transaction is subject to closing conditions contained in the Agreement and Plan of Merger. The transaction is expected to close the first week of August.

Upon the closing of the merger, each outstanding share of Manchester common stock will be converted into the right to receive $6.40 in cash, without interest. Promptly after the closing of the merger, the paying agent will mail transmittal instructions to Manchester shareholders of record for submitting stock certificates to the paying agent for payment.

Manchester Technologies, Inc. is a distributor of display technology solutions and plasma display monitors through its subsidiary Electrograph Systems, Inc. More information about the Company and Electrograph can be obtained by visiting their websites located at http://www.e-manchester.com and the website of its subsidiary at http://www.electrograph.com.

Caxton-Iseman Capital, Inc. is a New York-based private equity firm. Its portfolio companies include Ply Gem Industries, Inc., a manufacturer of vinyl building products with pro forma revenues of approximately $850 million; Anteon International Corporation, an information technology provider to the Federal government with revenues of approximately $1.5 billion; Buffets Inc., the leading owner and operator of buffet-style restaurants with revenues of approximately $930 million; and North American Health Plans, Inc., a third party administrator of health care plans providing medical management and cost management services for employees, insurers, HMOs and other TPAs.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release: failure to consummate the merger; the occurrence or existence of any event, fact or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; the imposition of any government conditions to the closing of the proposed transaction; the failure by the Company or Electrograph Holdings to satisfy other conditions to the completion of the merger as set forth in the merger agreement; the failure of Electrograph Holdings to obtain debt and equity financing; the failure of the Company to collect from Caxton-Iseman the termination fee of $2.5 million following an event that gives rise to an obligation to pay such termination fee; or the Company's obligation to pay a termination fee of $2.5 million to Electrograph Holdings and CICE Acquisition Corp. following an event that gives rise to an obligation to pay such termination fee. Additional factors that may affect the future results of the Company are set forth in the Company's filings with the SEC, which are available at www.e-manchester.com.

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